EXHIBIT 8
[LETTERHEAD OF BRADLEY ARANT ROSE & WHITE LLP]
October 10, 2008
CapitalSouth Bancorp
2340 Woodcrest Place
Birmingham, AL 35209
Ladies and Gentlemen:
     Reference is made to the Registration Statement on Form S-1, as amended (the “Registration Statement”) of CapitalSouth Bancorp, a Delaware corporation (“CapitalSouth”), relating to the issuance of rights to purchase shares of common stock of CapitalSouth.
     Subject to the limitations set forth in the registration Statement, we confirm that the description under the heading “Material U.S. Federal Income Tax Consequences” in the prospectus contained in the Registration Statement is our opinion as to the material U.S. federal income tax consequences of a receipt of the rights and their exercise.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such opinion, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Yours very truly,
/s/ Bradley Arant Rose & White LLP